Exhibit 10.2

$1,200,875,000

REVOLVING CREDIT FACILITY

dated as of

June 15, 2007

among

MF GLOBAL FINANCE USA INC.,

as Borrower

MF GLOBAL HOLDINGS LTD.

The Designated Borrowers from Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

CITIBANK N.A.,

as Syndication Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

- and -

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner,

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arranger and Joint Bookrunner,

- and -

BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arranger and Joint Bookrunner

i

ii

SCHEDULES:

Schedule 1.01 – Mandatory Costs

Schedule 2.01 – Commitments

Schedule 2.04 – Swingline Commitments

Schedule 3.06 – Disclosed Matters

Schedule 6.02 – Existing Indebtedness

Schedule 6.03 – Existing Liens

Schedule 6.05 – Transactions with Affiliates

EXHIBITS:

Exhibit A	– Form of Guaranty
Exhibit B	– Form of Assignment and Assumption

Exhibit C-1	– Form of Opinion of Sullivan & Cromwell LLP, special New York counsel for the Parent and the Borrower
Exhibit C-2	– Form of Opinion of Conyers Dill & Pearman, special Bermuda counsel for the Parent
Exhibit D-1	– Form of Closing Certificate
Exhibit D-2	– Form of Secretary’s Certificate

Exhibit E	– Form of Joinder Agreement

iii

REVOLVING CREDIT FACILITY (this “Agreement”), dated as of June 15, 2007, among:

(a)	MF GLOBAL FINANCE USA INC., a New York corporation (the “Borrower”);

(b)	MF GLOBAL HOLDINGS LTD., a Delaware corporation and formerly MF Global Ltd., a company organized under the laws of Bermuda (the “Parent”);

(c)	the Designated Borrowers from time to time parties hereto;

(d)	the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”);

(e)	CITIBANK N.A., as syndication agent and BANK OF AMERICA, N.A., as syndication agent (each a “Syndication Agent” and, collectively, the “Syndication Agents”); and

(f)	JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Commitment” has the meaning assigned to such term in Section 2.24(a).

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.24(a).

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Currency” has the meaning assigned to such term in Section 2.13(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, it being understood that for the purposes of this definition Man Group plc shall in no event be an “Affiliate” of the Borrower when Man Group plc ceases to own directly or indirectly at least 20% of the aggregate capital stock of the Borrower.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurocurrency Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a one-month Interest Period commencing two Business Days thereafter plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Loan, or with respect to the facility fees and utilization fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread”, “Fed Funds Spread”, “Facility Fee Rate” or “Utilization Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt and the Utilization on such Date. The Eurocurrency Spread shall be applicable to Eurocurrency Borrowings and Overnight Eurocurrency Borrowings:

Index Debt Ratings:	ABR Spread	Eurocurrency Spread, Fed Funds Spread	Facility Fee Rate	Utilization Fee Rate (if Utilization is greater than 50%)
Category 1: Index Debt Ratings of at least A by S&P or A2 by Moody’s	0%	0.23%	0.07%	0.05%

Category 2: Index Debt Ratings of at least A- by S&P or A3 By Moody’s and not Category 1	0%	0.27%	0.08%	0.05%

Category 3: Index Debt Ratings of at least BBB+ by S&P or Baa1 by Moody’s and not Category 1 or 2	0%	0.31%	0.09%	0.05%

Category 4: Index Debt Ratings of at least BBB by S&P or Baa2 by Moody’s and not Category 1, 2 or 3	0%	0.40%	0.10%	0.05%

Category 5: Index Debt Ratings below Category 4	0%	0.525%	0.125%	0.10%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Agent and the Lenders pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P changes, or if either such rating agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Reference is made to the July 2008 Letter Agreement and the Second Amendment for incremental pricing for the benefit of certain Lenders.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the reasonable determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower or a Designated Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Credit Agreement” means the $1,400,000,000 364-Day Revolving Credit Facility dated as of the date hereof, among the Borrower, the Parent, the designated subsidiary borrowers from time to time parties thereto, the lenders parties thereto, Citibank N.A., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent, and the documentation agents signatories thereto.

“Business Day” means, with respect to any transaction hereunder in Dollars or a Foreign Currency, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City (in the case of Dollars) or the principal city in which dealings in such currency are carried on as determined by the Administrative Agent (in the case of a Foreign Currency) are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Calculation Date” means, with respect to each Foreign Currency, the last day of each calendar quarter (or, if such day is not a Business Day, the next succeeding Business Day) and such other days from time to time as the Administrative Agent shall designate as a “Calculation Date”; provided, that each date on which notice of any Borrowing is given with respect to, and each date of notice of any continuation of any Revolving Loan is given, shall also be a “Calculation Date” with respect to the relevant Foreign Currency.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) directors on the date hereof nor (ii) appointed or nominated by directors (x) so nominated or appointed, (y) nominated or appointed by a Permitted Holder, or (z) nominated or appointed in reliance on the foregoing clauses (x) or (y), (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), other than a Permitted Holder, shall have acquired beneficial ownership of greater than or equal to 50% on a fully diluted basis of the voting or economic interest in the Parent’s capital stock or (c) the Parent shall, from and after Separation, cease to own all of the capital stock of the Borrower or any Designated Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and participate in Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposures hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $1,500,000,000, and such Commitments may be reduced or cancelled as provided in Section 2.23(c).

“Consolidated Capitalization Ratio” means, as of any day, the percentage of (a) Consolidated Total Debt on such day to (b) the sum of, without duplication (x) Consolidated Net Worth on such day, (y) Consolidated Total Debt on such day and (z) any preferred equity to the extent treated as equity by Moody’s.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (but excluding any interest expense or fees in respect of Indebtedness excluded from Consolidated Total Debt), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary or nonrecurring or unusual charges, expenses or losses, including any loss on any extinguishment of Indebtedness (it being understood, for the avoidance of doubt, that credit or trading losses shall in no event constitute “extraordinary or nonrecurring or unusual charges, expenses or losses”), (f) non-recurring fees, expenses or charges related to any offering of equity interests permitted hereunder (whether or not successful), (g) any net after-tax loss from discontinued operations and any net after-tax losses on disposal of discontinued operations, (h) any net after-tax losses, or any subsequent charges or expenses, attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business, (i) any non-cash impairment charges or asset write-off resulting from the application of what was previously known as Statement of Financial Accounting Standards No. 142 or No. 144 and the amortization of intangibles arising pursuant to the application of what was previously known as Statement of Financial Accounting Standards No. 141, (j) any non-cash expense realized or resulting from any employee benefit plans, post-employment benefit plans, deferred stock compensation plan or grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors and employees of such Person or any of its Subsidiaries, (k) non-cash losses and expenses in respect of derivative instruments specifically designated for hedge accounting as a fair value or cash flow hedge, as under the hedge accounting guidelines within ASC 815, (l) non-cash charges for deferred tax asset valuation allowances and (m) any amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with any acquisition that is consummated hereafter and minus, the sum of (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and any gains on any extinguishment of Indebtedness), (ii) income tax benefits (to the extent not netted from income tax expense), (iii) equity in income of unconsolidated companies (net of tax) less dividends received from unconsolidated companies, (iv) any net after-tax income from discontinued operations and any net after-tax gains on disposal of discontinued operations, (v) any net after-tax gains attributable to business dispositions or asset dispositions having occurred at any time other than in the ordinary course of business, (vi) any non-cash gains resulting from the application of what was previously known as Statement of Financial Accounting Standards No. 142 or No. 144 and (vii) non-cash gains or income in respect of derivative instruments specifically designated for hedge accounting as a fair value or cash flow hedge, as under the hedge accounting guidelines within ASC 815 and (b) any cash payments made during such period in respect of items described in clause (j) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income (but the deduction for such cash payments in such period shall be limited to the addition described in said clause (j) for such period and any excess cash payments shall be carried forward and deducted in the next period (or any subsequent period) to the extent that the addition described in said clause (j) for such next period (or subsequent period) would otherwise exceed the deduction under this clause (b) for such next period (or subsequent period)), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any sale, assignment or transfers of property or series of related sale Dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business of the Parent and/or its Subsidiaries or constitutes all or substantially all of the common stock of any Subsidiary and (b) yields gross proceeds to the Parent or any of its Subsidiaries in excess of $1,000,000.

“Consolidated Leverage Ratio” means, as at the last day of any period of four fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means for any period, net income that would in conformity with GAAP, be included in the consolidated financial statements of the Parent and its Subsidiaries for such period.

“Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included in the consolidated GAAP financial statements of the Parent and its Subsidiaries under stockholders’ equity at such date.

“Consolidated Tangible Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be included in the consolidated GAAP financial statements of the Parent and its Subsidiaries under stockholders’ equity at such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries, including any preferred equity to the extent treated as debt by Moody’s but excluding (i) all Indebtedness incurred in the ordinary course of business by or on behalf of broker-dealer subsidiaries for working capital needs (but not excluding Indebtedness for the purpose of funding regulatory capital) at such date, determined on a consolidated basis in accordance with GAAP and (ii) the Convertible Senior Notes to the extent covered by cash and cash equivalents maintained for the repurchase, redemption or retirement thereof as provided in accordance with Section 6.08(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Senior Notes” means the 9.00% Convertible Senior Notes of the Parent due 2038.

“Credit Party” means the Administrative Agent or any Swingline Lender.

“Currency” means Dollars or any Foreign Currency.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Additional Commitment Lender, any Lender that has executed and delivered the Second Amendment or any Lender that is a Lender solely by virtue of being an assignee of any Lender and that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Borrower” means each Subsidiary of the Parent that becomes a party hereto pursuant to Section 4.03, including any successor to any such Subsidiary in a merger of such Subsidiary permitted under Section 6.04 (including, if the Parent is such a successor, the Parent), provided that the conditions precedent in Sections 4.03 and 4.04 are satisfied with respect to such successor on the date of such merger. For purposes of this definition, (i) references to “Designated Borrower” and “Designated Borrower Closing Date” in Sections 4.03 and 4.04 shall be deemed to be references to such successor and the date of such merger, respectively, and (ii) the requirement in Section 4.03(b) for a Joinder Agreement shall be deemed to be a requirement for the receipt of an agreement and acknowledgment, reasonably satisfactory in form and substance to the Administrative Agent, evidencing the assumption by such successor of the obligations of such Subsidiary under this Agreement and the Guaranty. Man UK shall cease to be a Designated Borrower as of the Second Amendment Effective Date.

“Designated Borrower Closing Date” means, with respect to each Designated Borrower, the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied in respect of such Designated Borrower.

“Designated Borrower Obligations” means the “Obligations” of any Designated Borrower under, and as defined in, Section 1.1 of the Guaranty.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“Dollar Equivalent” means, at any time as to any amount denominated in a Foreign Currency, except as otherwise provided in Section 2.20, the equivalent amount in Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of Dollars with such Foreign Currency on the most recent Calculation Date for such Foreign Currency.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestication” means the redomiciling or redomestication of the Parent pursuant to Section 388 of the Delaware General Corporation Law or any successor provision (“Section 388”) so as to continue its existence as a company organized under the law of the State of Delaware.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU” means the Economic and Monetary Union as contemplated in the Treaty.

“EMU Legislation” means the legislative measures of the European Council (including the European Council regulations) for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the management, release or threatened release of any Hazardous Material or to human health matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) and, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code (or, on and after the effectiveness of the Pension Act, Section 412(c) of the Code) or Section 303(d) of ERISA (or, on and after the effectiveness of the Pension Act, Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (d) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, after the effectiveness of the Pension Act, in endangered or critical status, within the meaning of Section 305 of ERISA.

“Euro” means the single currency of Participating Member States of the EMU introduced in accordance with the provisions of Article 123 of the Treaty and, in respect of all payments to be made under this Agreement in Euro, means immediately available, freely transferable funds in such currency.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Loans” means Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate” means with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined on the basis of the rate for deposits in the relevant currency for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on LIBOR01 of the Reuters Screen (or on any successor or substitute page of such Page, or any successor to or substitute for such Page, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period (or, in the case of a Eurocurrency Loan in British Pounds Sterling, on the first day of such Interest Period); provided that, in the case of any Eurocurrency Loan denominated in British Pounds Sterling, such rate shall be increased to provide for the customary mandatory cost formula addition as determined by the Administrative Agent in accordance with its normal practices. In the event that such rate does not appear on LIBOR01, the “Eurocurrency Rate” shall be determined by reference to such other comparable publicly available service for displaying eurocurrency rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in the relevant currency at or about 11:00 A.M., Local Time, two Business Days prior to the beginning of such Interest Period (or, in the case of a Eurocurrency Loan in British Pounds Sterling, on the first day of such Interest Period) in the interbank eurocurrency market where its relevant eurocurrency and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein; provided that, in the case of any Eurocurrency Loan denominated in any Foreign Currency, such rate shall be increased, as applicable, for the Mandatory Costs as reasonably determined by the Administrative Agent in accordance with Schedule 1.01.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Eurocurrency Loan borrowed in the United States of America, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche” is the collective reference to Eurocurrency Loans under the Revolving Commitments and made in a particular currency the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the applicable Reuters World Spot Page. In the event that any such rate does not appear on any Reuters World Spot Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Borrower or any Designated Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Borrower or any Designated Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable Foreign Currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Designated Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Designated Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is in effect and would be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower or any Designated Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Exiting Lender” has the meaning assigned to such term in Section 2.23(e).

“Extended Commitment” means any Commitment which has been extended as provided in Section 2.23 and any Additional Commitment, as such Commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Extended Maturity Date” means June 15, 2014.

“Extended Revolving Loan” means any Revolving Loan at any time outstanding under any Extended Commitment. To the extent that any Lender has both an Extended Commitment and a Commitment that is not an Extended Commitment, its Revolving Loans that are Extended Revolving Loans shall be in the same percentage of its aggregate Revolving Loans as its Extended Commitment is to its aggregate Commitment.

“Extending Lender” means any Lender from time to time with an Extended Commitment, to the extent of such Extended Commitment.

“F-1” has the meaning assigned to such term in Section 3.04(a).

“Federal Funds Effective Rate” means, for any period commencing on a day that is a Business Day to the next Business Day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such next Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fed Funds”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Fed Funds Rate

“Fed Funds Loans” means Loans the rate of interest applicable to which is based on the Fed Funds Rate.

“Fed Funds Rate” means, (i) for the period of a Fed Funds Borrowing from the first day thereof to the next Business Day, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately the time the Borrower or the relevant Designated Borrower, as the case may be, requests such Borrowing, for Federal Funds for a period ending the next Business Day and in an amount, comparable to the principal amount of such Fed Funds Borrowing, and (ii) for each day of such Fed Funds Borrowing thereafter until the next Business Day, the rate per annum which is the average of the rates on the offered side of the Federal funds market quoted by three interbank Federal funds brokers, selected by the Administrative Agent, at approximately 1:00 p.m. New York City time, on such day for Federal funds for a period ending on the next Business Day and in an amount comparable to the principal amount of such Fed Funds Borrowing.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or the Parent, as the case may be.

“First Amendment” means the First Amendment, dated as of July 24, 2009, to this Agreement.

“First Amendment Effective Date” has the meaning assigned to such term in the First Amendment.

“Foreign Currency” means Pounds Sterling, Euros and each other currency (other than Dollars, Pounds Sterling and Euros) that is approved in accordance with Section 2.21; provided that, in each case such Currency is freely traded and convertible into Dollars in the London interbank market and a Dollar Equivalent thereof can be calculated.

“Foreign Currency Equivalent” means, at any time as to any amount denominated in Dollars, the equivalent in the relevant Foreign Currency as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of such Foreign Currency with Dollars on the date of determination thereof.

“Foreign Lender” means, as to the Borrower or any Designated Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower or such Designated Borrower, as the case may be, is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means the Guaranty to be executed and delivered by the Parent, the Borrower and each Designated Borrower, as of the Effective Date, substantially in the form of Exhibit A. Pursuant to Section 4.03(b), each additional Designated Borrower shall be a guarantor under the Guaranty by the execution and delivery of a Joinder Agreement therein.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and forward, futures and similar transactions incurred or entered into in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, but in any event excluding from clauses (a) through (j) obligations of any Person to its customers incurred in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Parent that is not guaranteed or subject to any other credit enhancement.

“Information Memorandum” means the Confidential Information Memorandum dated June 2010 relating to the Borrower and the Second Amendment.

“Interest Election Request” means a request by the Borrower or the relevant Designated Borrower, as the case may be, to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fed Funds Rate Loan or Overnight Eurocurrency Loan, the date such Loan is repaid or required to be repaid or converted pursuant to Section 2.08, and (d) with respect to any Swingline Loan (without regard to clause (a) or (c)), the day that such Loan is repaid or required to be repaid.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the seventh day thereafter or the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“July 2008 Letter Agreement” has the meaning set forth in clause (n) of Article VII.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement and the Guaranty and any amendment, waiver, supplement or other modification hereof or thereof.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Local Time” means (a) in the case of Revolving Loans denominated in any Foreign Currency, London time and (b) in all other cases, New York City time.

“London Office” means the London office of the Administrative Agent specified in Section 9.01(a), as the same may be changed from time to time as provided in Section 9.01(c).

“Mandatory Costs” means the cost imputed to the Lenders of compliance with the requirements of (a) the Bank of England and the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the European Central Bank, expressed as a percentage rate per annum and determined in accordance with Schedule 1.01.

“Man Financial” has the meaning assigned to such term in Section 3.04(a).

“Man UK” means MF Global Finance Europe Limited.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent and the Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or any Designated Borrower to perform any of its obligations under the Loan Documents or (c) the material rights of or material benefits available to the Administrative Agent and the Lenders under the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) of a type referred to in clause (a), (b), (c) or (h) of the definition of “Indebtedness” or of a type referred to in clause (i) or (j) and owing to a bank, or Guarantees of any such Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time. Indebtedness without regard to amount that is owed by the Parent to any Subsidiary, or by any Subsidiary to the Parent or any other Subsidiary, shall not constitute “Material Indebtedness” under this Agreement.

“Maturity Date” means June 15, 2012, as such date shall be extended to the Extended Maturity Date for (a) the Extended Commitments and the Extended Revolving Loans and (b) the Swingline Commitment of each Swingline Lender which becomes an Extending Lender on the Second Amendment Effective Date and the Swingline Loans made by each such Swingline Lender.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness (including any “hybrid securities”), the gross cash proceeds received from such issuance or incurrence, net of payments or accruals for attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New York Office” means the New York office of the Administrative Agent specified in Section 9.01(a), as the same may be changed as provided in Section 9.01(c).

“Non-Extending Lender” has the meaning assigned to such term in Section 2.23(d).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overnight Eurocurrency”, when used in reference to a Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Overnight Eurocurrency Rate.

“Overnight Eurocurrency Loans” means Loans the rate of interest applicable to which is based upon the Overnight Eurocurrency Rate. Loans in Dollars may not be Overnight Eurocurrency Loans.

“Overnight Eurocurrency Rate” means (i) for the period from the first day of an Overnight Eurocurrency Borrowing to the next Business Day, the rate per annum at which the Administrative Agent is offered deposits in the relevant currency at approximately the time the Borrower or the relevant Designated Borrower, as the case may be, requests such Borrowing in the interbank currency market where its relevant eurocurrency and foreign currency and exchange operations are then being conducted for a period ending on the next Business Day and (ii) for each day of such Overnight Eurocurrency Borrowing thereafter until the next Business Day, the rate per annum at which the

Administrative Agent is offered deposits in such currency at or about 11:00 A.M. Local Time on such day in such interbank eurocurrency market for a period ending on the next Business Day; provided that, in the case of any Overnight Eurocurrency Borrowing denominated in a Foreign Currency, such rate shall be increased to provide for the customary mandatory cost formula addition (including reserves and charges by the Financial Services Authority and the European Central Bank) as determined by the Administrative Agent in accordance with its normal practices.

“Parent” has the meaning assigned to such term in the preamble hereto.

“Participant” has the meaning set forth in Section 9.04.

“Participating Member State” means a member of the European Union that adopts or has adopted the Euro as its currency in accordance with EMU Legislation.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, government contracts, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Significant Subsidiary;

(g) licenses (with respect to any intellectual property and other property), leases or subleases granted to third parties by the Parent and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Parent or any of its Subsidiaries;

(h) any (a) interest or title of a lessor or sublessor under any lease of property to the Parent or any of its Subsidiaries, (b) Lien or restriction that the interest or title of such lessor or sublessor referred to in the preceding clause (a) may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods so long as such Liens only cover the related goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property owned or leased by the Parent or any of its Significant Subsidiaries; and

(k) Reciprocal easement or similar agreements entered into in the ordinary course of business of the Parent and its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means Man Group plc and its subsidiaries (other than the Parent and its Subsidiaries) at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds” or “£” or “Pounds Sterling” means the lawful money of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Reset Date” has the meaning assigned to such term in Section 2.20(a).

“Revolving Credit Exposures” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Swingline Exposure at such time.

“Revolving Loan” has the meaning assigned to such term in Section 2.01.

“SEC” means the Securities and Exchange Commission.

“Second Amendment” means the Second Amendment to this Credit Agreement, dated as of June 29, 2010, among the Parent, the Borrower, Man UK, and the Lenders parties thereto.

“Second Amendment Effective Date” has the meaning assigned to such term in the Second Amendment.

“Separation” has the meaning set forth in the F-1.

“Significant Subsidiary” means, at any time, the Borrower, any Subsidiary that is a Designated Borrower or any other subsidiary of the Parent satisfying the requirements of Rule 1-02(w) of Regulation S-X as adopted by the Securities and Exchange Commission, as the same may be amended or supplemented from time to time.

“S&P” means Standard & Poor’s.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or its Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans as set forth on Schedule 2.04, as such commitments may be assigned with the consent of the Borrower and the Administrative Agent (each such consent not to be unreasonably withheld), as such commitments may be affected by the resignation of, or the appointment of another Lender as, a Swingline Lender (in each case with the consent of the Borrower and the Administrative Agent, each such consent not to be unreasonably withheld) and as such commitments may be reduced or terminated as provided in Section 2.23(d).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of the Lenders specified on Schedule 2.04, in its capacity as a lender of Swingline Loans hereunder, subject to changes to such Lenders as contemplated in the definition of “Swingline Commitment” in this Section 1.01.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Parent, the Borrower and any Designated Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate, the Overnight Eurocurrency Rate, the Fed Funds Rate or the Alternate Base Rate.

“Utilization” means, as of any date, the percentage equivalent of a fraction (i) the numerator of which is the principal Dollar Equivalent amount of Loans outstanding under this Agreement on such date and (ii) the denominator of which is the sum of the Dollar Equivalent amount of the aggregate Commitments of all Lenders under this Agreement after giving effect to any reduction of the Commitments hereunder on such date. For purposes of the definition of “Applicable Margin”, if for any reason any Loans under this Agreement remain outstanding after termination of the Commitments hereunder, the Utilization for each day on or after the date of such termination shall be deemed to be greater than 50%.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and any definition of or reference to any law, statute, regulation, rule or other legislative action shall mean such law, statute, regulation, rule or other legislative action as amended, supplemented or otherwise modified from time to time, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) where applicable, any amount (including, without limitation, minimum borrowing, prepayment or repayment amounts) expressed in Dollars shall, when referring to any currency other than Dollars or to one or more currencies, be deemed to mean an amount of such currency or currencies having a Dollar Equivalent approximately equal to such amount.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to in this Agreement shall be made without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value” as defined therein.

SECTION 1.05. Currency Conversion. (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent and (ii) any translation from one currency or currency unit to another of any country shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.

(b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent determines such amendment to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.

SECTION 1.06. Change of Currency. (a) Each obligation of the Borrower and the Designated Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the

Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make revolving credit loans (“Revolving Loans”) denominated in Dollars or denominated in one or more Foreign Currencies, to the Borrower or any Designated Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposures exceeding such Lender’s Commitment, or (b) the total Revolving Credit Exposures exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower or any Designated Borrower may borrow, prepay and reborrow the Revolving Loans. Each Lender may, at its option, make any Loan available to the Borrower or any Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that, any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Revolving Borrowing made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Revolving Borrowing in Dollars shall be comprised entirely of ABR Loans, Fed Funds Loans or Eurocurrency Loans as the Borrower or the relevant Designated Borrower may request in accordance herewith. Each Revolving Borrowing in a Foreign Currency shall be comprised entirely of Eurocurrency Loans or Overnight Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan or a Fed Funds Loan as the Borrower or the relevant Designated Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower or any Designated Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Eurocurrency Revolving Borrowing, Fed Funds Revolving Borrowing or Overnight Eurocurrency Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 or, in the case of any such Borrowing in a Foreign Currency, the approximate Dollar Equivalent thereof or such other amount as shall be acceptable to the Administrative Agent. Each ABR Revolving Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments.

(d) Notwithstanding any other provision of this Agreement, the Borrower or any Designated Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. (a) To request a Borrowing, the Borrower or any Designated Borrower shall notify the Administrative Agent of such request by telephone (x) in the case of a Eurocurrency Borrowing not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (y) in the case of an Overnight Eurocurrency Borrowing, not later than 9:00 a.m., Local Time, on the date of the proposed Borrowing or (z) in the case of an ABR Borrowing or a Fed Funds Borrowing, not later than 12:00 Noon, Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower or any Designated Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)	the aggregate amount of the requested Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be an ABR Borrowing, a Fed Funds Borrowing, a Eurocurrency Borrowing or an Overnight Eurocurrency Borrowing;

(iv)	the currency thereof;

(v)	in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)	the location and number of the Borrower’s or the relevant Designated Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing if it is denominated in Dollars shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower or the relevant Designated Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Fed Funds Borrowings (including the Fed Funds Borrowings requested as Swingline Loans) and Overnight Eurocurrency Borrowings shall not, in either case, be requested more than five times in any calendar month.

(b) Notwithstanding anything stated to the contrary, the Administrative Agent shall have the ability to act through its London Office under this Article II.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans denominated in Dollars to the Borrower or any Designated Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the Swingline Loans of any Swingline Lender exceeding its Swingline Commitment (except to the extent such Swingline Lender otherwise agrees at the time of any such Swingline Loan) or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower or any Designated Borrower may borrow, prepay and reborrow Swingline Loans. Swingline Loans shall not be required to be borrowed from the Swingline Lenders on a pro rata basis.

(b) To request a Swingline Loan, the Borrower or any Designated Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile (or in any other manner approved pursuant to Section 9.01(b))), not later than 4:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the relevant Swingline Lender of any such notice received from the Borrower or a Designated Borrower. Such Swingline Lender shall make such Swingline Loan available to the Borrower or such Designated Borrower, as the case may be, by means of a credit by 6:00 p.m., New York City time, on the requested date of such Swingline Loan to the general deposit account of the Borrower or such Designated Borrower in New York with the Swingline Lender or to an account maintained with the Administrative Agent or such Swingline Lender and designated by the Borrower or such Designated Borrower in the request for such Swingline Loan. A Swingline Loan denominated in Dollars shall be an ABR Loan or Fed Funds Loan, as designated in the request therefor.

(c) A Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of such Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.05 with respect to Revolving Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders with respect thereto), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower or the relevant Designated Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by any Swingline Lender from the Borrower or any Designated Borrower (or other party on behalf of the Borrower or such Designated Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower or such Designated Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower or any Designated Borrower of any default in the payment thereof.

SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time (or 3 p.m., Local Time, in the case of a Borrowing of ABR Loans or Fed Fund Loans following same day notice therefor), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower or the relevant Designated Borrower, as the case may be, by promptly crediting the amounts so received, in like funds, to an account in the relevant currency maintained with the Administrative Agent in New York City or London (or at such other location as may be acceptable to the Administrative Agent) and designated by the Borrower or such Designated Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower or the relevant Designated Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or such Designated Borrower, as the case may be, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or such Designated Borrower, as the case may be, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (or, if greater, the Fed Funds Effective Rate (for a Borrowing in Dollars) or the Overnight Eurocurrency Rate (for a Borrowing in a Foreign Currency)) or (ii) in the case of the Borrower or such Designated Borrower, the interest rate applicable to ABR Loans (in the case of a Borrowing in Dollars) or Overnight Eurocurrency Loans (in the case of a Borrowing that is not in Dollars). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Revolving Loan included in such Borrowing.

SECTION 2.06. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower or the relevant Designated Borrower, as the case may be, may elect to convert such Borrowing (if it is a Borrowing in Dollars) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower or the relevant Designated Borrower, as the case may be, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted.

(b) To make an election pursuant to this Section, the Borrower or the relevant Designated Borrower, as the case may be, shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile (or in any other manner approved pursuant to Section 9.01(b)) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower or such Designated Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing, a Fed Funds Borrowing, a Eurocurrency Borrowing or an Overnight Eurocurrency Borrowing; and

(iv)	if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower or relevant Designated Borrower, as the case may be, shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower or the relevant Designated Borrower, as the case may be, fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall, if such Borrowing is denominated in Dollars, be converted to an ABR Borrowing and, if such borrowing is denominated in a Foreign Currency, be continued for an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (x) (i) no outstanding Revolving Borrowing in Dollars may be converted to or continued as a Eurocurrency Revolving Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (y) any Revolving Borrowing in a Foreign Currency shall be continued as a Eurocurrency Revolving Borrowing only with an Interest Period of seven days or one month.

(f) For a Revolving Loan in one currency to be converted to a Revolving Loan in another currency, such Revolving Loan shall be repaid and reborrowed, except as contemplated in Section 2.14(e).

SECTION 2.07. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) Subject to Section 2.07(c), the Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of any Loans in accordance with Section 2.09, the sum of the Revolving Credit Exposures hereunder is greater than the Commitments.

(c) The Borrower shall notify the Administrative Agent of any election terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each of the Borrower and the Designated Borrowers hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower or such Designated Borrower on the Maturity Date (or, in the case of any Fed Funds Rate Revolving Loan or Overnight Eurocurrency Revolving Loan, if sooner and to the extent not then being converted pursuant to Section 2.06, the date three Business Days after the date of a Borrowing hereof) and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan made by such Swingline Lender is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in Dollars is made, the Borrower shall repay all Swingline Loans then outstanding for more than three Business Days.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each of the Borrower and the Designated Borrowers to such Lender resulting from each Loan made by such Lender to the Borrower or such Designated Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower or any Designated Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower or any Designated Borrower to repay the Loans made to it in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Administrative Agent shall prepare and each of the Borrower and the Designated Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Optional Prepayment of Loans. (a) Each of the Borrower and the Designated Borrowers shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower or the relevant Designated Borrower, as the case may be, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the relevant Swingline Lender) by telephone (confirmed by facsimile (or in any other manner approved pursuant to Section 9.01(b))) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, a Fed Funds Borrowing or an Overnight Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount and currency of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and in the same currency as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

SECTION 2.10. Mandatory Prepayments of Revolving Loans. If, on any Calculation Date, the aggregate Revolving Credit Exposures exceed 105% of the aggregate Commitments, the Borrower and/or any Designated Borrower shall, without notice or demand, within five Business Days after such Calculation Date, prepay Revolving Loans or Swingline Loans in an aggregate amount such that, after giving effect thereto, the aggregate Revolving Credit Exposures do not exceed the aggregate Revolving Commitments.

SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposures after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposures from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposures.

(b) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a utilization fee, which shall accrue for each day at the Applicable Rate on the aggregate principal amount of the Loans outstanding on each day when Utilization is greater than 50% during the period from and including the date hereof to but excluding the date on which the Commitments terminate;

provided that, if any Loan continues to be outstanding after the Commitments terminate, then utilization fee shall continue to accrue on the aggregate principal amount of the Loans from and including the date on which the Commitments terminate to but excluding the date on which Loans are paid in full.

(c) Accrued facility fees and utilization fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing September 30, 2007 and on the date on which the Commitments terminate; provided that any facility fees or utilization fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees and utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees and utilization fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Revolving Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) The Loans comprising each Fed Funds Borrowing shall bear interest at the Fed Funds Rate in effect for such Borrowing plus the Applicable Rate.

(d) The Loans comprising each Overnight Eurocurrency Borrowing shall bear interest at the Overnight Eurocurrency Rate in effect for such Borrowing plus the Applicable Rate.

(e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or the relevant Designated Borrower, as the case may be, hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section , (ii) in the case of any other amount denominated in Dollars, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section and (iii) in the case of any other amount denominated in a Foreign Currency, the Overnight Eurocurrency Rate for such Foreign Currency plus the Applicable Rate plus 2%.

(f) Accrued interest on each Loan shall be payable by the Borrower or the relevant Designated Borrower, as the case may be, in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Eurocurrency Loans or Overnight Eurocurrency Loans denominated in a Foreign Currency for which the customary rate base is a year of 365 days shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Fed Funds Rate, Eurocurrency Rate or Overnight Eurocurrency Rate shall be determined by the Administrative Agent, and any such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate or Overnight Eurocurrency Rate applicable to such Eurocurrency Borrowing for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate or Overnight Eurocurrency Rate applicable to such Eurocurrency Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c) the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower and the relevant Designated Borrowers) that deposits in the applicable Foreign Currency are not generally available, or cannot be obtained by the relevant Lenders, in the applicable market (any Foreign Currency affected by the circumstances described in clause (a), (b) or (c) is referred to as an “Affected Foreign Currency”), then the Administrative Agent shall give notice thereof to the Borrower or the relevant Designated Borrower, as the case may be, and the Lenders by telephone or facsimile (or in any other manner approved pursuant to Section 9.01(b)) as promptly as practicable thereafter. If such notice is given (x) pursuant to clause (a) or (b) of this Section 2.13 in respect of any Eurocurrency Loans denominated in Dollars, then (i) any Eurocurrency Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans and (iii) any outstanding Eurocurrency Loans denominated in Dollars shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (y) in respect of any Revolving Loans in an Affected Foreign Currency, then (i) such Revolving Loans requested to be made on the first day of such Interest Period shall not be made and (ii) any outstanding Revolving Loans in an Affected Foreign Currency shall be converted, on the last day of the then-current Interest Period, to Revolving Loans denominated in Dollars. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans denominated in Dollars or in an Affected Foreign Currency, as applicable, shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurocurrency Loans.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement in the nature of a Eurocurrency Reserve Requirement) against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans or Overnight Eurocurrency Loans in any currency made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Overnight Eurocurrency Loan in such currency (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender, the Borrower or the relevant Designated Borrower, as the case may be, will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower or the relevant Designated Borrower, as the case may be, and shall be conclusive absent manifest error. The Borrower or the relevant Designated Borrower, as the case may be, shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower or the relevant Designated Borrower, as the case may be, shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding any other provision of this Agreement, if, (i) any Change in Law shall make it unlawful for any such Lender to make or maintain any Revolving Loan denominated in a Foreign Currency or to give effect to its obligations as contemplated hereby with respect to any Revolving Loan, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls, but excluding conditions otherwise covered by this Section 2.14) which would make it impracticable for the Lenders to make or maintain Revolving Loans denominated in a Foreign Currency after the Effective Date to, or for the account of, the Borrower or the relevant Designated Borrower, then, by written notice to the Borrower or the relevant Designated Borrower and to the Administrative Agent:

(i)	such Lender or Lenders may declare that Revolving Loans denominated in such Foreign Currency will not thereafter (for the duration of such unlawfulness) be made by such Lender or Lenders hereunder (or be continued for additional Interest Periods), whereupon any request for a Revolving Loan denominated in such Foreign Currency or to continue a Revolving Loan denominated in such Foreign Currency, as the case may be, for an additional Interest Period) shall, as to such Lender or Lenders only, be of no force and effect, unless such declaration shall be subsequently withdrawn; and

(ii)	such Lender may require that all outstanding Revolving Loans denominated in such Foreign Currency made by it be converted to ABR Loans, Fed Funds Loans or Eurocurrency Loans denominated in Dollars, as the case may be (unless repaid by the Borrower or the relevant Designated Borrower, as the case may be), in which event all such Revolving Loans denominated in such Foreign Currency shall be so converted, as of the effective date of such notice as provided in paragraph (f) below and at the Exchange Rate on the date of such conversion or, at the option of the Borrower or the relevant Designated Borrower, as the case may be, repaid on the last day of the then current Interest Period with respect thereto or, if earlier, the date on which the applicable notice becomes effective.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Revolving Loans of such Lender shall instead be applied to repay the ABR Loans, Fed Funds Loans or Eurocurrency Loans denominated in Dollars, as the case may be, made by such Lender resulting from such conversion.

(f) For purposes of Section 2.14(e), a notice to the Borrower or the relevant Designated Borrower by any Lender shall be effective as to each Revolving Loan denominated in the relevant Foreign Currency made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Revolving Loan; in all other cases such notice shall be effective on the date of receipt thereof by the Borrower or the relevant Designated Borrower.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower or any Designated Borrower pursuant to Section 2.17, then, in any such event, the Borrower or the relevant Designated Borrower, as the case may be, shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower or the relevant Designated Borrower and shall be conclusive absent manifest error. The Borrower or the relevant Designated Borrower, as the case may be, shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Designated Borrower shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or such Designated Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Tax and Other Taxes (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Designated Borrower shall make such deductions for Indemnified Tax and Other Taxes and (iii) the Borrower or such Designated Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower or the relevant Designated Borrower, as the case may be, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower or the relevant Designated Borrower, as the case may be, shall indemnify the Administrative Agent and each Lender, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or such Designated Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that, the Administrative Agent or the Lender, as the case may be, shall cooperate with the Borrower or the relevant Designated Borrower for the refund of incorrectly or illegally imposed Taxes. A certificate as to the amount of such payment or liability delivered to the Borrower or such Designated Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower or the relevant Designated Borrower, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or the relevant Designated Borrower, as the case may be, is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower or such Designated Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or such Designated Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Designated Borrower or with respect to which the Borrower or any Designated Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower or such

Designated Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by it under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower or such Designated Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or such Designated Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower or the relevant Designated Borrower, as the case may be, shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.14 or 2.16, or otherwise) prior to 12:00 noon, Local time, on the date when due, in Dollars or the relevant Foreign Currency and in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at the New York Office or London Office, as the case may be, except payments to be made directly to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, in each case on a ratable basis. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars or the relevant Foreign Currency.

(b) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and Swingline Loans (using the then current Exchange Rates); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c) Unless the Administrative Agent shall have received notice from the Borrower or the relevant Designated Borrower, as the case may be, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or such Designated Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Designated Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower or such Designated Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, (i) in the case of amounts in Dollars, at the Federal Funds Effective Rate (if such amount is denominated in Dollars) and (ii) in the case of amounts in a Foreign Currency, the Overnight Eurocurrency Rate for such Foreign Currency and, in either case if greater, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(b), 2.16(f) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests, or expects to request, compensation under Section 2.14, or if the Borrower or the relevant Designated Borrower, as the case may be, is required to, expects to be required to, pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder with respect thereto to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise subject such Lender to any regulatory, legal or financial disadvantage. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower or any Designated Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder or becomes a Defaulting Lender, or if any Lender fails to consent to a proposed amendment or waiver which is consented to by the Required Holders but which requires a unanimous approval of all Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower or relevant Designated Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower or such Designated Borrower as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Applicable Creditor against such loss. The obligations of the Borrower or the relevant Designated Borrower contained in this Section 2.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 2.20. Foreign Currency Exchange Rate. (a) No later than 1:00 P.M., New York City time, on each Calculation Date with respect to a Foreign Currency, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to such Foreign Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 2.14(e) and any other provision requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currencies.

(b) No later than 5:00 P.M., New York City time, on each Reset Date, the Administrative Agent shall determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Revolving Loans denominated in Foreign Currencies then outstanding (after giving effect to any Revolving Loans to be made or repaid on such date).

(c) The Administrative Agent shall promptly notify the Borrower and the Designated Borrower of each determination of an Exchange Rate hereunder.

SECTION 2.21. Additional Foreign Currencies. (a) The Borrower or any Designated Borrower may from time to time in accordance with Article II request that Eurocurrency Revolving Loans be made in currencies other than those specifically listed in the definition of “Foreign Currency”; provided that, such requested currency is a lawful currency (other than Dollars, Pounds Sterling and Euros) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 am London time, 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent in its sole discretion) and the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 am London time, 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of such Eurocurrency Revolving Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Borrower or the relevant Designated Borrower and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any Borrowings of Eurocurrency Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 2.21, the Administrative Agent shall promptly so notify the Borrower or the relevant Designated Borrower.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unused Commitment of such Defaulting Lender pursuant to Section 2.11(a) and (b), as applicable;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then (i) all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, prepay such Swingline Exposure; and

(d) so long as such Lender is a Defaulting Lender, each Swingline Lender shall not be required to fund any Swingline Loan, and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to any Person as to which any Lender is, directly or indirectly, a subsidiary shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan unless such Swingline Lender shall have entered into arrangements with the Parent, the Borrower or such Lender, satisfactory to such Swingline Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Swingline Lenders each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.23. Extended Commitments. Notwithstanding anything herein to the contrary:

(a) On or prior to the Second Amendment Effective Date, the Borrower shall prepay the outstanding Revolving Loans as necessary so that on such date, for purposes of effecting the cancellation of portions of the Commitments of the Extending Lenders as provided for in paragraph (b) of this Section 2.23, there shall be no outstanding Revolving Loans. Following such cancellations, on such effective date or thereafter, the Borrower may reborrow under the Commitments (including the Extended Commitments) as then in effect.

(b) On or prior to the Second Amendment Effective Date, the Borrower shall prepay the outstanding Swingline Loans in full.

(c) On the Second Amendment Effective Date, each Lender which is listed as having an “Extended Commitment” on Schedule 2.01 shall become an Extending Lender, and (i) the part of its Commitment in effect immediately prior to such effective date which is designated as its “Extended Commitment” on Schedule 2.01 shall be converted to be an Extended Commitment, (ii) the remaining portion of such Commitment shall be cancelled (but for each Extending Lender the portion of its Commitment in effect immediately prior to such effective date that will be cancelled will not be equal to more than 30/70ths of its Extended Commitment) and (iii) the Maturity Date as applicable to such Extended Commitment and any Revolving Loans made thereunder shall be extended to the Extended Maturity Date.

(d) On the Second Amendment Effective Date, the Swingline Commitment of each Extending Lender that is a Swingline Lender shall be reduced to be equal to its Extended Commitment, and the Swingline Commitment of each Lender which is not an Extending Lender (a “Non-Extending Lender”) shall be irrevocably terminated.

(e) On the Second Amendment Effective Date, the Commitment of Lehman Commercial Paper Inc. (the “Exiting Lender”) shall be irrevocably terminated, and the Exiting Lender shall no longer have any obligation under the Credit Agreement.

(f) On the Second Amendment Effective Date, the Borrower and the Designated Borrowers shall pay all accrued interest and fees hereunder.

(g) If on any date after the Second Amendment Effective Date, all or any part of the Commitment of a Non-Extending Lender is assigned to a new Lender or an Extending Lender and such new Lender or Extending Lender is willing for all or any part of such Commitment to be converted to be an Extended Commitment, such Lender shall give notice to the Borrower and the Administrative Agent thereof. Promptly following its receipt of such notice, the Borrower and Administrative Agent shall notify such new Lender or Extending Lender as to whether each is willing to consent to such conversion.

If such consents are given, on the first Business Day following such notice which either is a day on which no Revolving Credit Exposures are outstanding or is June 15, 2012 (or, if such conversion is of all of such Commitment, on the fifth Business Day following such consent), such conversion shall become effective and the non-extended portion of such Commitment shall be cancelled (but the portion of such Commitment that will be cancelled will not be equal to more than 30/70ths of the Extended Commitment), provided that the aggregate amount of the Extended Commitments (including any Additional Commitments) shall not at any time exceed $1,000,000,000. In connection with any such conversion, the Borrower may pay such new Lender or Extending Lender, directly or through the Administrative Agent, such fees with respect thereto as it may agree with such new Lender or Extending Lender.

(h) From the Second Amendment Effective Date to June 15, 2012, all Revolving Loans shall be made and prepaid or repaid ratably in accordance with the Commitments (including the Extended Commitments and any Additional Commitments) of the Lenders from time to time in effect. On June 15, 2012, only the Revolving Loans that are not Extended Revolving Loans shall be due and payable, and each of the Extending Lenders consents and agrees to the payment thereof and agrees that Section 2.17(b) shall not apply to such payment. Commencing on June 15, 2012, all Revolving Loans shall be made and prepaid or repaid ratably in accordance with the Extended Commitments.

(i) From the Second Amendment Effective Date to June 15, 2012, the Revolving Credit Exposures in respect of the Swingline Loans shall be allocated ratably in accordance with the Commitments (including the Extended Commitments and any Additional Commitments) of the Lenders from time to time in effect. The Borrower and the Designated Borrowers shall repay each Swingline Loan outstanding on June 15, 2012 on such day. Commencing on June 15, 2012, the Revolving Credit Exposures in respect of any Swingline Loans shall be allocated ratably in accordance with the Extended Commitments.

SECTION 2.24. Additional Commitments. The Borrower shall have the right at any time and from time to time on or after the Second Amendment Effective Date, to agree with any Lender upon an increase in the Commitment of such Lender or to add as a “Lender” with a new Commitment another financial institution or other entity (each such Lender or other financial institution or entity, an “Additional Commitment Lender,” and each such Commitment, an “Additional Commitment”), provided that the aggregate amount of the Additional Commitments obtained on or after the Second Amendment Effective Date shall not exceed $250,000,000 and the aggregate amount of the Extended Commitments (including any Additional Commitments) shall not at any time exceed $1,000,000,000. Each Additional Commitment shall be an Extended Commitment of the Additional Commitment Lender in the full amount thereof, as such amount may be (a) reduced from time to time pursuant to Section 2.07 and (b) as to any Additional Lender or assignee thereof, reduced or increased from time to time pursuant to assignments by or to it pursuant to Section 9.04. Upon any Additional Commitment becoming effective, the Borrower shall borrow such Revolving Loans thereunder and make such prepayments of the other Revolving Loans as may be required in order to make the outstanding Revolving Loans under such Additional Commitment ratable with the Revolving Loans outstanding under the other Commitments, all in a manner as reasonably determined by the Administrative Agent in consultation with the Borrower and the relevant Additional Commitment Lender, it being understood that such determinations may modify and supersede other provisions hereof as to requirements for notice, minimum amounts, Interest Periods and other similar items, but any required prepayments shall in any event be subject to Section 2.15. The terms applicable to any Additional Commitment and the Revolving Loans hereunder shall be the same terms as are applicable to the Extended Commitments and the Extended Revolving Loans. Each Additional Commitment Lender shall enter into documentation reasonably satisfactory to the Borrower and the Administrative Agent to evidence and provide for its Additional Commitment. Any Additional Commitment Lender which is not a Lender shall be reasonably satisfactory to the Administrative Agent.

In connection with any Additional Commitment Lender made after the Second Amendment Effective Date the Borrower may pay the relevant Additional Commitment Lender, directly or through the Administrative Agent, such fees with respect thereto as it may agree with such Additional Commitment Lender.

ARTICLE III

Representations and Warranties

Each of the Parent, the Borrower and each Designated Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Parent, the Borrower, any Designated Borrower and each of the Parent’s Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within the corporate powers of the Parent, Borrower and each Designated Borrower and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Parent, the Borrower and when executed thereby, each Designated Borrower, and constitutes a legal, valid and binding obligation of each of the Parent, the Borrower and each Designated Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, and except where such failure to obtain or make such consent, approval, registration, filing or other action could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent, the Borrower, any Designated Borrower or any of the Parent’s Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Parent, the Borrower, any Designated Borrower or any of the Parent’s Significant Subsidiaries or their respective assets, or give rise to a right thereunder to require any payment to be made by any of the foregoing entities, and except where such failure to obtain or make such consent, approval, registration, filing or other action could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Borrower or any of their Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lenders an Amended Registration Statement with respect to its common stock on Form F-1 as submitted by the Parent to the SEC on May 31, 2007 and as amended on June 7, 2007 (the “F-1”). Such Registration Statement includes certain audited and unaudited combined financial statements of “Man Financial”, which refers to the brokerage division of Man Group plc that is on or prior to the Effective Date being contributed to or consolidated within the Parent and its Subsidiaries (“Man Financial”). Such combined financial statements present fairly, in all material respects, the financial position, results of operations and cash flows and changes in equity of Man Financial as of the dates and for the periods referred to in such financial statements in accordance with GAAP.

(b) The Parent has made available to the Lenders its consolidated balance sheet and consolidated statements of operations, comprehensive income, changes in equity and cash flows as of the end of and for each of its fiscal years ended March 31, 2009 and March 31, 2010, reported on by PricewaterhouseCoopers LLP. Such consolidated financial statements present fairly, in all material respects, the financial position, results of operations, changes in equity and cash flows of the Parent as of the dates and for the fiscal years referred to therein in accordance with GAAP.

(c) There has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries, taken as a whole, from that indicated in the most recent of the consolidated financial statements referred to in Section 3.04(b), except as may be disclosed prior to the Second Amendment Effective Date in the Parent’s filings on Form 10-K, 10-Q or 8-K made with the SEC.

SECTION 3.05. Properties. (a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, or where such defects could not otherwise reasonably be expected to have a Material Adverse Effect.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Parent and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority or any applicable self-regulatory organization applicable to it or its property (including any regulatory capital or similar requirement) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Parent nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred during the 5 year period prior to the date on which this representation is made or deemed made with respect to any Plan and none is likely to occur, and no Lien in favor of the PBGC or a Plan has arisen during such five year period, (ii) each Plan has complied, and is in compliance, with its terms and the applicable provisions of ERISA and the Code; (iii) the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan, and (v) neither Borrower nor any ERISA Affiliate would become subject to any Withdrawal Liability if the Borrower or an ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except, with respect to each of the foregoing clauses, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (other than projected financial information) furnished by or on behalf of the Parent, the Borrower or any Designated Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that the actual results may vary from the projected financial information).

SECTION 3.12. Federal Regulations. No part of the proceeds of any Loans will be used for “buying,” “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect in any manner which violates or would cause the Lenders to violate the provisions of the Regulations of such Board of Governors.

SECTION 3.13. Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for general corporate purposes.

SECTION 3.14. Material Licenses and Memberships. The Parent and its Subsidiaries possess all licenses, memberships, registrations, permits and approvals necessary for the conduct of their respective businesses as now conducted and as presently proposed to be conducted as required by law or applicable rules and regulations, including under any applicable rules of the SEC, the National Association of Securities Dealers, Inc. (“NASD”), the Commodity Futures Trading Commission (the “CFTC”), the Chicago Board of Exchange (“CBOE”), the Chicago Mercantile Exchange (the “CME”) and the Financial Services Authority (“FSA”) and of the other principal futures, options and other exchanges on which any of them trades except where any failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans by it shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement; Guaranty. On or prior to the Effective Date, the Administrative Agent shall have received (i) this Agreement executed and delivered by each party hereto and (ii) the Guaranty, executed and delivered by the parties thereto.

(b) Legal Opinions. The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Howard Schneider, general counsel for the Parent and the Borrower, (ii) Sullivan & Cromwell LLP, special New York counsel for the Parent and the Borrower, substantially in the form of Exhibit C-1, (iii) Conyers Dill & Pearman, special Bermuda counsel for the Parent, substantially in the form of Exhibit C-2 and (iv) Sullivan & Cromwell LLP, special English counsel for Man UK (or such other English counsel reasonably acceptable to the Administrative Agent), in each case covering such other matters relating to the Parent and the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Parent and the Borrower hereby request such counsel to deliver such opinion.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificate. The Administrative Agent shall have received (i) a certificate of each of the Parent, the Borrower and Man UK, dated the Effective Date, substantially in the form of Exhibits D-1 and D-2, with appropriate insertions and attachments, including the certificate of incorporation of the Parent, the Borrower and Man UK certified by the relevant authority of the jurisdiction of its organization, and (ii) a long form good standing certificate for the Parent, the Borrower and Man UK from its jurisdiction of organization.

(d) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(e) Reorganization and Separation. The Reorganization and the Separation (as each is defined and described in the F-1) shall have been consummated, so that the business of Man Financial has been contributed to and consolidated within the Parent and its Subsidiaries and separated from the asset management division of Man Group plc (it being understood that offering of Equity Interests of the Parent contemplated by the F-1 may not have and is not required to have occurred).

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 9, 2007 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Parent and the Borrower set forth in Sections 3.01 to 3.03, 3.04(a), 3.05 and 3.07 to 3.14 of this Agreement and, in the event that the Index Debt is not rated at least BBB- by S&P and Baa3 by Moody’s, Sections 3.04(b) and 3.06 (and in the case of a Borrowing by a Designated Borrower in Section 4.04 of this Agreement) shall be true and correct on and as of the date of such Borrowing.

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Parent and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Conditions to Initial Borrowings by each Designated Borrower. The agreement of each Lender to make Loans to any Designated Borrower hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Designated Borrower Closing Date applicable to such Designated Borrower, of the following conditions precedent:

(a) Effective Date and Funding Date. The conditions set forth in Section 4.01 shall have been satisfied prior to or concurrently with the conditions set forth in this Section 4.03 and the Borrower shall have given the Administrative Agent and to the Lenders at least 15 Business Days prior notice (or, in the case of any Designated Borrower to be promptly merged with the Parent as contemplated by the recitals in the Second Amendment, one Business Day prior notice) of such Designated Borrower Closing Date with reasonable details with respect thereto.

(b) Joinder Agreement. Unless such Designated Borrower has become a party to this Agreement and the Guaranty by the execution and delivery thereof, as of the Effective Date, the Administrative Agent shall have received a Joinder Agreement, substantially in the form of Exhibit E, executed and delivered by the Borrower, the applicable Subsidiary and the Administrative Agent, providing for such Subsidiary to become a Designated Borrower and, in connection therewith, a guarantor under the Guaranty.

(c) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of such Designated Borrower, dated such Designated Borrower Closing Date, substantially in the form of Exhibits D-1 and D-2, with appropriate insertions and attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of such Designated Borrower substantially equivalent to comparable documents delivered on the Effective Date and (ii) such other documents with respect to such Designated Borrower as the Administrative Agent shall reasonably request.

(d) Legal Opinion. The Administrative Agent shall have received a legal opinion from counsel to such Designated Borrower in form and substance reasonably satisfactory to the Administrative Agent as to the matters covered generally in the opinions previously delivered pursuant to Section 4.02 hereof.

(e) Not Disadvantageous. After giving effect to any actions taken as contemplated by the immediately following sentence and Section 2.16(a), (i) payments to any Lender by any such Designated Borrower shall not be subject to any withholding Taxes or Other Taxes and (ii) no Lender shall have determined in good faith that it would be subject in making Loans to such Designated Borrower to any regulatory or legal limitation or restriction applicable thereto or any material financial disadvantage (other than as referred to in the preceding clause (i)) arising out of or attributable to the location or jurisdiction of organization of such Designated Borrower or the nature of its activities and generally affecting entities similar to such Lender and have given notice to such effect to the Administrative Agent. The Administrative Agent shall have the right to adjust the provisions of Article II as it may reasonably determine to enable the Lenders that are able to make Loans to such Designated Borrower without becoming subject to any such withholding Taxes or Other Taxes such regulatory or any legal restriction or limitation or financial disadvantage and without causing such Designated Borrower to incur any such disadvantages of its own (including any such disadvantage in the form of being required to indemnify Lenders for withholding payments) to make Loans available to such Designated Borrower on a non-pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders.

SECTION 4.04. Additional Conditions Applicable to the Designated Borrowers. The agreement of each Lender to make any Loan on or after the applicable Designated Borrower Closing Date requested to be made by it to any Designated Borrower is subject to the satisfaction or waiver of, in addition to the conditions precedent set forth in Sections 4.01 and 4.02, the truthfulness and correctness in all material respects on and as of such Designated Borrower Closing Date of the following additional representations and warranties:

(a) Pari Passu. The obligations of such Designated Borrower under this Agreement, when executed and delivered by such Designated Borrower, will rank at least pari passu with all unsecured Indebtedness of such Designated Borrower.

(b) No Immunities, etc. The assets of such Designated Borrower shall be available without material limitation to satisfy the Designated Borrower Obligations of such Designated Borrower under laws of the jurisdiction in which such Designated Borrower is organized and existing.

(c) Recordation. Each of this Agreement and the Guaranty is in proper legal form under the law of the jurisdiction in which such Designated Borrower is organized and existing for the enforcement hereof or thereof against such Designated Borrower under the law of such jurisdiction. No recordation, filing or registration, and no payment of any charge or tax is necessary under the law of the jurisdiction in which such Designated Borrower is organized and existing or for the enforcement hereof or thereof against such Designated Borrower under the law of such jurisdiction or such recordation, filing or registration has been made and is in full force and effect or such charge or tax paid.

(d) Exchange Controls. The execution, delivery and performance by such Designated Borrower of this Agreement or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Designated Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

(e) Withholding Taxes. Such Designated Borrower shall have certified to the Administrative Agent the Indemnified Taxes and the Other Taxes (if any) applicable to any payments by or an account of its obligations hereunder payable to the Administrative Agent or any Lender.

Each borrowing by any Designated Borrower hereunder shall constitute a representation and warranty by each of the Borrower and such Designated Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 4.04 have been satisfied.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of the Parent and the Borrower covenants (to the extent provided in relation to itself below) and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent (in a form reasonably satisfactory to the Administrative Agent):

(a) within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. Documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the SEC, in an Annual Report of the Parent on Form 10-K, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such documents to the Administrative Agent;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, commencing with the fiscal quarter ending September 30, 2007, its consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Documents required to be delivered pursuant to this clause (b) which are made available via EDGAR, or any successor system of the SEC, in a Quarterly Report of the Parent on Form 10-Q, shall be deemed delivered to the Lenders on the date such documents are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such documents to the Administrative Agent;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01 and including for each relevant period evidence demonstrating compliance with Section 6.08(b) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) as soon as available (and, in any event by any date on which such financial statements shall be required to be furnished to any applicable regulatory authority), unaudited (or, to the extent prepared for other purposes, audited) financial statements of the Borrower and any other Designated Borrower, including at least a balance sheet and a statement of operations or profit and loss, as of the end of and for each fiscal year and for each quarterly or semiannual period for which such financial statements shall be prepared, which financial statements shall present fairly in all material respects the financial condition and results of operations of the Borrower or such Designated Borrower, on a consolidated basis if it has subsidiaries, subject to the absence of footnotes if not included and, in the case of quarterly or semiannual periods, normal year-end adjustments;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(g) within a reasonable time following any reasonable written request therefor by or through the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement as may be reasonably requested.

SECTION 5.02. Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following, upon becoming aware of such event:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or the Borrower or any Affiliate thereof that could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect;

(c) (i) the occurrence of any ERISA Event (and as soon as practicable thereafter, a copy of any report or notice required to be filed with or given to the PBCG by the Parent, the Borrower or any ERISA Affiliate with respect to such ERISA Event) that, alone or together with any other ERISA Event that have occurred or is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect and (ii) promptly following any request therefor, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan and (B) any notices described in Section 101(l) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Plan or Multiemployer Plan; and

(d) any other development that results in, or could reasonably be expected to, individually or in the aggregate, result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Notices required to be delivered pursuant to this Section 5.02 which are made available via EDGAR, or any successor system of the SEC, in a Current Report of the Parent on Form 8-K, shall be deemed delivered to the Lenders on the date such notices are made so available; provided that, upon request, the Parent shall deliver paper copies (or in any other manner approved pursuant to Section 9.01(b)) of such notices to the Administrative Agent.

SECTION 5.03. Existence; Conduct of Business; Material Licenses and Membership. The Parent will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, including but not limited to, the maintenance of all permits, licenses, consents and memberships as may be required for the conduct of its business by any state, national or local government agency or instrumentality of any country or any applicable self-regulatory organization or exchange, except (other than with respect to the maintenance of the existence of the Borrower, Parent and Designated Borrower) to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or the transactions described under the definition of “Designated Borrower” or the Domestication, as permitted under Section 6.04.

SECTION 5.04. Payment of Obligations. The Parent will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Parent will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Parent and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws. The Parent will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Additional Guarantors. The Parent will cause each Subsidiary that is not a Designated Borrower hereunder but becomes a “Designated Subsidiary Borrower” under the Bridge Credit Agreement or otherwise a guarantor of the loans thereunder to execute and deliver to the Administrative Agent a Joinder Agreement with respect to the Guaranty, substantially in the form of Exhibit A under the Guaranty.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of the Parent and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Financial Covenants.

(a) Minimum Tangible Net Worth. The Parent will not permit the Consolidated Tangible Net Worth of the Parent at any time to be less than the sum of (x) 75% of the pro forma Consolidated Tangible Net Worth as of March 31, 2010 after giving effect to the offering by the Parent of Equity Interests on June 2, 2010, including the exercise of the underwriters’ option to purchase additional shares, and the consummation in whole or in part of the Offer to Exchange of the Parent dated June 1, 2010 (including any related losses or write-offs) plus (y) 50% of the Net Cash Proceeds of any offering by the Parent of Equity Interests consummated after the Second Amendment Effective Date (excluding issuance of common Equity Interests under compensation programs) plus (z) 25% of cumulative Consolidated Net Income for each completed fiscal year of the Parent after the Second Amendment Effective Date for which Consolidated Net Income is positive.

(b) Consolidated Capitalization Ratio. The Parent will not permit the Consolidated Capitalization Ratio of the Parent at any time to be equal to or greater than (x) 40.0% prior to March 31, 2011, (y) 37.5% on or after March 31, 2011 and prior to March 31, 2012 and (z) 35.0% on or after March 31, 2012.

(c) Consolidated Leverage Ratio. Commencing with the fiscal quarter ended March 31, 2012, the Parent will not permit the Consolidated Leverage Ratio of the Parent as at the last day of any period of four fiscal quarters of the Parent to exceed 3.0 to 1.02.

SECTION 6.02. Indebtedness. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.02 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary;

(d) Guarantees by the Parent or the Borrower of Indebtedness of any other Subsidiary and by any Subsidiary of Indebtedness of any other Subsidiary (other than the Borrower, unless such Subsidiary is a Designated Borrower);

(e) Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement;

(f) Indebtedness of the Parent, the Borrower or any Designated Borrower;

(g) Indebtedness of any Subsidiary of the Parent which is a regulated broker or similar entity (including a non-regulated entity engaged in trading activities with or on behalf of customers) incurred in the ordinary course of business, including any such Indebtedness in the form of Guarantees of any such Indebtedness of its Subsidiaries, including Indebtedness incurred in the ordinary course of business to finance or secure the purchase or carrying of securities, the provision of margin for forward, futures, repurchase or similar transactions, the making of advances to customers, the establishment of performance or surety bonds or guarantees, or in the nature of a letter of credit or letter of guaranty to support or secure trading and other obligations incurred in the ordinary course of business, but excluding any such Indebtedness that would be included in any calculation of the regulatory capital (or similar concept) of such Subsidiary; and

(h) additional Indebtedness of any of the Subsidiaries of the Parent other than the Borrower or any Designated Borrower at any date in an aggregate principal amount (for all such Subsidiaries) not to exceed 10% of the Parent’s Consolidated Tangible Net Worth at such date. The amount of additional Indebtedness outstanding at any time in reliance on this Section 6.02(h) shall be determined on a “net” basis after giving effect to the terms of any legally enforceable netting or offset arrangements included in or otherwise relating to cash management arrangements with banks and similar institutions.

[2]	Note to draft: provision conforms to the definition of Consolidated Leverage Ratio.

SECTION 6.03. Liens. The Parent will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest or fees payable by the Parent or such Subsidiary in respect of such obligations;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary , as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof except by the amount of any accrued interest or fees payable by the Parent or such Subsidiary in respect of such obligations;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.02, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other non-related property or assets of the Parent or any Subsidiary;

(e) Liens created, incurred or assumed by any Subsidiary of the Parent which is (i) a regulated broker or similar entity in the ordinary course of business upon assets owned by such Subsidiary or held for its account to secure Indebtedness incurred under Section 6.02(g) or other liabilities incurred in the ordinary course of business or (ii) otherwise incurred in the ordinary course of its business to secure obligations other than Indebtedness; and

(f) other Liens securing obligations in an aggregate amount not to exceed 10% of the Parent’s Consolidated Tangible Net Worth at any one time outstanding. The amount of other Liens securing obligations outstanding at any time in reliance on this Section 6.03(f) shall be determined on a “net” basis after giving effect to the terms of any legally enforceable netting or offset arrangements included in or otherwise relating to cash management arrangements with banks and similar institutions.

SECTION 6.04. Fundamental Changes. (a) The Parent will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person (other than the Parent or the Borrower) may merge into the Parent or the Borrower in a transaction in which the Parent or the Borrower, as the case may be, is the surviving corporation, (ii) any Person (other than the Parent or the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (or, if such Person is a Designated Borrower if such surviving entity is a Designated Borrower), (iii) any Subsidiary (other than the Borrower) may sell, transfer, lease or otherwise dispose of its assets to the Parent or the Borrower or to another Subsidiary, (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders, (v) any Subsidiary which is not a Significant Subsidiary may sell, or otherwise dispose of, all or substantially all of its assets, and (vi) the Parent may consummate the Domestication, provided that in connection with the Domestication the Parent furnishes to the Administrative Agent copies of the organization documents of the Parent as in effect after giving effect to the Domestication, and an opinion or opinions of counsel with respect thereto and to the valid, binding and enforceable nature of the obligations of the Parent hereunder and under the Guaranty and each of the Loan Documents after giving effect to the Domestication and to the effect that the liabilities of the Parent remain attached to, and the property of the Parent remains vested in, the Parent after giving effect to the Domestication, as applicable, under the laws of the State of Delaware and Bermuda, as applicable. For the avoidance of doubt, the Parent may be designated as a Designated Borrower pursuant to the terms of this Agreement.

(b) The Parent will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.05. Transactions with Affiliates. The Parent will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any material property or material assets to, or purchase, lease or otherwise acquire any material property or material assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) such transaction is upon fair and reasonable terms no less favorable in all material respects to the Parent or the relevant Subsidiary, as applicable, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) transactions between or among the Parent and its wholly owned Subsidiaries not involving any other Affiliate and (c) any transactions listed on Schedule 6.05.

SECTION 6.06. Regulatory Capital. The Parent will not, and will not permit any of its Subsidiaries to, fail to satisfy (beyond any applicable grace period, including any period as to which only minor penalties or restrictions are applicable) any regulatory or net capital or financial resources requirement applicable to it in its capacity as a regulated broker or similar entity or as a parent of any such entity under (a) applicable law or (b) any self-regulatory or similar organization of which it is a member or which regulates the conduct of any material portion of the business of the Parent and the Subsidiaries taken as a whole (including any such requirement of an exchange on which it conducts a material portion of such business), unless in the case of (b) the maintenance of such membership or the conduct of such business under the jurisdiction of such self-regulatory or similar organization or on such exchange is not material to its consolidated businesses by virtue of there being other venues or exchanges available to it for the conduct of such businesses on terms not materially disadvantageous to the Parent and its Subsidiaries taken as a whole.

SECTION 6.07. Minimum Liquidity Ratio. The Parent will not permit the ratio for any of its Subsidiaries that is a regulated broker dealer or futures commission merchant of (x) its unencumbered marketable securities (after taking into account prudent and customary financing deductions as reasonably determined by the Parent) plus its unencumbered cash (other than any such securities or cash representing proceeds of “segregated” or “non-segregated” customer funds) to (y) its short-term unsecured consolidated Indebtedness (other than any short-term unsecured Indebtedness incurred for the purpose of financing margin flows to the extent the Parent may then borrow under the Commitments to refinance such Indebtedness through an advance to or other investment in such Subsidiary and such Borrowing would not then be short-term) at any time to be less than 1.0 to 1.0.

SECTION 6.08. Convertible Senior Notes. (a) The Parent will not, and will not permit the Borrower or any Designated Borrower, to use the proceeds of a Borrowing, directly or indirectly, to repurchase, redeem or otherwise retire any Convertible Senior Notes.

(b) Commencing on (or, at the Parent’s option, prior to) March 31, 2012, the Parent will not permit at any time prior to July 1, 2013 (or thereafter if any of the Convertible Senior Notes then remain outstanding and may be “put” to the Parent prior to July 1, 2018), the cash and cash equivalents, in addition to those maintained for other liquidity needs, maintained for the purpose of funding repurchases, redemptions or retirements Convertible Senior Notes to be less than the entire outstanding amount of the Convertible Senior Notes.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower or any Designated Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or any Designated Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any Designated Borrower Subsidiary in or in connection with this Agreement or any other Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been materially incorrect when made or deemed made;

(d) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.02, 5.03 (with respect to the Parent’s, the Borrower’s and the Designated Borrower’s existence) or in Section 6.01, or (ii) Section 6.02, 6.03, 6.04, 6.05 and 6.06, and in the case of clause (ii) such failure shall continue unremedied for a period of five Business Days after the earlier of (A) notice of such failure from the Administrative Agent or any Lender or (B) the actual knowledge of such failure by a Financial Officer;

(e) the Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest or any other amount and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace periods applicable thereto);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent or any of its Significant Subsidiaries, or its debts, or of a substantial part of its assets (or, in the case of any such Significant Subsidiary, for all or substantially all of its assets), under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Parent or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any of its Significant Subsidiaries, or for a substantial part of its assets (or, in the case of any such Subsidiary or any such Significant Subsidiary, for all or substantially all of its assets), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Parent or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid or otherwise undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect and such event shall continue unremedied for a period of 60 consecutive days;

(m) the Guaranty shall not be, or shall cease to be, enforceable against the Parent, the Borrower or any Designated Borrower in any material respect or any such Person shall so assert in writing;

(n) the Parent, the Borrower or any Designated Borrower shall fail to observe or perform any covenant, condition or agreement contained in the Second Amendment or in that certain Letter Agreement, dated as of July 18, 2008 (the “July 2008 Letter Agreement”), among the Borrower, MF Global Finance Europe Limited, as a Designated Borrower, the Parent, JPMorgan Chase Bank, N.A., as a Lender and as Administrative Agent and the other Lenders and agents party thereto, and such default shall continue unremedied for a period of five Business Days after the earlier of (A) notice of such failure from the Administrative Agent or any Lender or (B) the actual knowledge of such failure by a Financial Officer; or

(o) a Change in Control shall occur,

then, and in every such event (other than an event with respect to the Borrower or any Designated Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower and the Designated Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Designated Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Designated Borrowers; and in case of any event with respect to the Borrower or any Designated Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower and each Designated Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Designated Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Parent or the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if a Default or Event of Default has occurred and is continuing). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent reasonably acceptable to the Borrower (except that the Borrower’s consent shall not be required if a Default or Event of Default has occurred and is continuing) which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or in any other manner approved pursuant to Section 9.01(b)), as follows:

(i) The Borrower:	MF Global Finance USA Inc. 717 Fifth Avenue 11th Floor New York NY 10022-8101 Attention: David Dunne, Global Treasurer

with a copy to:

Joe Lesar Facsimile: (212) 589 6215

(ii) The Parent or any Designated Borrower:	c/o MF Global Holdings Ltd. 717 Fifth Avenue 11th Floor New York NY 10022-8101 Attention: David Dunne, Global Treasurer

with a copy to:

Joe Lesar Facsimile: (212) 589 6215

(ii) The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services 500 Stanton Christiana Road Ops4, Floor 03 Newark, DE 19713-2107 Attention: Christina Sherlock Facsimile: (917) 464-9985

with a copy to:

JPMorgan Chase Bank, N.A. 270 Park Avenue, 15th Floor New York, New York 10017 Attention: Henry E. Steuart Facsimile: (212) 270-4617

if notice relates to a Loan denominated in a Foreign Currency, with a copy to:

(iii) The Administrative Agent’s London office (the “London Office”)	J.P. Morgan Europe Limited 125 London Wall London. EC2Y-5AJ England Attention: Maxine Graves Facsimile: +44-207-777-2360/2085

(iv) Any other Lender:	to it at its address (or facsimile (or in any other manner approved pursuant to Section 9.01(b))) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower or any Designated Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Any notice given under this Section 9.01 to the Borrower shall also be deemed notice to any Designated Borrower, and the Borrower shall be entitled to give any notice on behalf of any Designated Borrower.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent, the Borrower or any Designated Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement or any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent, the Borrower, each Designated Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release the Parent or the Borrower from its obligations under the Guaranty, (vi) add additional currencies as Foreign Currencies in which Revolving Loans may be made under this Agreement without the written consent of all the Lenders or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lenders hereunder without the prior written consent of the Administrative Agent or the Swingline Lenders, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any one counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any agreement or instrument contemplated hereby.

(b) The Borrower shall indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d) To the extent permitted by applicable law, each of the Parent, the Borrower and each of the Designated Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Parent, the Borrower or any Designated Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Parent, the Borrower or any Designated Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and an integral multiple of $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, which Assignment and Assumption shall specify the amount of Commitments and/or Loans to be assigned that are Extended Commitments and/or Extended Revolving Loans, as the case may be, together with a processing and recordation fee of $3,500, which fees shall not be payable by the Borrower, except in connection with the replacement of a Lender pursuant to Section 2.17;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no assignments may be made to any natural persons.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(b), 2.16(f) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Parent, the Borrower or any Designated Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile (or in any other manner approved pursuant to Section 9.01(b)) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Parent, the Borrower or any Designated Borrower against any of and all the obligations of the Borrower or any Designated Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or the Borrower and its obligations, (g) with the consent of the Parent or the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Parent or the Borrower. For the purposes of this Section, “Information” means all information received from the Parent or the Borrower relating to the Parent or the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or the Borrower; provided that, in the case of information received from the Parent or the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT, THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Documentation Agent and Syndication Agent. Neither the Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Parent, the Borrower and each Designated Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Designated Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

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